EXHIBIT 5(a) AND EXHIBIT 23(e)




                              August 9, 1995


Guardsman Products, Inc.
3033 Orchard Vista Drive, S.E.
Suite 200
P.O. Box 1521
Grand Rapids, Michigan 49501-1521

Ladies and Gentlemen:

          As general counsel for Guardsman Products, Inc., a Delaware corporation (hereinafter called the "Company"), we have examined and are familiar with the Company's Certificate of Incorporation, Bylaws, and other corporate records and documents and have made such further examination as we have deemed necessary or advisable in order to enable us to render this opinion. Based upon the foregoing, we are of the opinion that:

          1. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware.

          2. The Company has an authorized capitalization of 30,000,000 shares of Common Stock, par value $1 per share, and 1,000,000 shares of Preferred Stock, par value $1 per share.

          3. The 75,000 shares being registered on Form S-8 under the Securities Act of 1933 are authorized shares of Common Stock and such shares, when issued pursuant to the Moline Paint
     Manufacturing Co. Employees 401(k) Profit Sharing Plan will be legally issued and outstanding, fully paid and nonassessable.

          We hereby consent to the reference to us under the caption "Legal Opinion" contained in the Registration Statement and to the filing of this opinion and consent as an exhibit to the Registration Statement on Form S-8 covering the Common Stock to be issued pursuant to this Registration Statement.

                                          Very truly yours,

                                          WARNER NORCROSS & JUDD LLP


                                          By /s/ Stephen C. Waterbury
                                             Stephen C. Waterbury
                                             A Partner

                       -9-